Exhibit 23.6

Canadian Engineering Associates Ltd

2544 Weston Road, Unit 208

Toronto, ON M9N 2A6

CANADA

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Canadian Engineering Associates Ltd (“CEA”), in connection with the Registration Statement on Form S-8 to be filed on or about the date hereof pertaining to the 2021 Incentive Equity Plan (including any amendments or supplements thereto, the “Registration Statement”), of TMC the metals company Inc. (the “Company”), consents to:

•	the incorporation by reference of the technical report summary titled “Technical Report Summary of Prefeasibility Study of NORI Area D, Clarion Clipperton Zone” with an effective date of August 4, 2025 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”) into the Registration Statement;

•	the use of, and references to, our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in the Technical Report Summary and the Registration Statement; and

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is incorporated by reference into the Registration Statement.

CEA is responsible for authoring, and this consent pertains to, Sections 1.7, 10, 12.2.11, 14, 15 and 22.7 of the Technical Report Summary.

Dated this September 2, 2025

/s/ Cameron Harris

Cameron Harris

Co-Founder

Signature of Authorized Person for

Canadian Engineering Associates Ltd, a Qualified Third-Party Firm